THERMA-WAVE

Moderator: (Mark Jones)

April 27, 2004

3:30 pm CT

Operator: Good afternoon my name is Meredith and I will be your conference facilitator today. At this time I would like to welcome everyone to the Therma- Wave Fiscal Fourth Quarter and Fiscal Year 2004 Financial Results Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. I would now like to turn the call over to your host for todays call Mr. (Mark Jones). Mr. (Jones) you may begin your conference.

(Mark Jones): Good afternoon and thank you for joining us for management's discussion of Therma-Wave's Fiscal Fourth Quarter and Fiscal Year 2004 Financial Results. If you have not received a copy of the Earnings Release please call (646) 284-9400 and a copy will either be faxed or emailed to you immediately.

Before proceeding let me mention that this conference call contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. In some cases you can identify those so called forward- looking statements by words such as may, will, expect, anticipate, believe and other comparable words. Such statements are based on current information and conditions and are subject to known and unknown risks, uncertainties and changes in conditions, potential successes of competitors and competing products and other risks that could cause actual results to differ materially from those expressed or implied by such statements.

Some of which are detailed in documents filed with the Securities and Exchange Commission including specifically Exhibit 99.1 to the company's annual report on form 10-K for the year ended March 30, 2003 and subsequent form 10-Q and S-1. The company undertakes no obligation to update the information presented in this discussion. Please note that this call is also being web cast and will be available for replay on the Therma-Wave website for one week following the call.

At this time I'd like to turn the call over to Boris Lipkin President and CEO of Therma-Wave who will begin management's discussion. Boris please begin.

Boris Lipkin: Good afternoon everyone. Thank you for joining me on this call. I am pleased to report today our company's financial results for our Fiscal Fourth Quarter and Fiscal Year 2004. On a personal note - today is very special day for me. Today I am reporting my first full fiscal year as a CEO. In the beginning of the fiscal year I shared with you our key focal objectives - customers, products and cash and now I will give you our report card for the year.

We improved our customer base dramatically, which is a testimony to acceptance of our technology, products and support in the market. It also demonstrates that our customers believe in the future of our company. During the past fiscal year we started production shipment of the two latest versions of our products while at the same time we narrowed and optimized our Legacy Product Line. We delivered on our promise to return to cash positive position for the second half of our fiscal year.

I'm excited about the results we achieved. We demonstrated our ability to stay focused and execute exactly what we promised. Last quarter I added a fourth goal - achieving operational excellence. We have made progress here also and I will talk more about that later in the call. However, the most important things going forward is one goal and one only - bring the company to profitability. Before I provide a summary of our performance and our planned outlook for fiscal year 2005 I would like to introduce (Ray Christie). (Ray) is our CFO and he will now summarize our financial results for fiscal year 2004.

(Ray Christie): Thank you Boris. Good afternoon ladies and gentlemen. We either achieved or did better than each category of our last guidance. For new orders we achieved a book to bill of essentially one against guidance of achieving one or better. Our orders and orders activity remained at encouraging levels and even though some orders that were expected in the fiscal fourth quarter moved out we still feel very confident that we will receive that business and that business overall is improving.

Net revenues for the fiscal fourth quarter of 2004 were $19.5 million. Sequentially net revenues decreased by $400,000 from the fiscal third quarter, however fiscal third quarter included $15.2 million of our Standard Product and Services and $4.7 million of revenue related to a Development Program that ended during the quarter. Therefore fiscal fourth quarter net revenues from Standard Product and Services actually increased by $4.3 million or 28.5% and in line with our earlier guidance range of 25% to 35%. Net revenues for the fiscal year ended March 28, 2004 totaled $65.3 million compared to $49.2 million for fiscal year 2003 an increase of $16.1 million or 32.7%.

Gross margin was 43.4% for our fiscal fourth quarter in line with our guidance. Excluding the margin of $3.7 million from conclusion of the Development Program mentioned earlier fourth quarter, margins improved by two percentage points from the 41.5% gross margin from our Standard Products and Services in our fiscal third quarter. Product mix in 300-Millimeter Stand Alone Tools increased to 57% of total revenues, up 34% from the fiscal third quarter. This was not a surprise and 60% of our new orders were for 300-Millimeter indicating that this trend will continue.

Due to higher production volumes we fully absorbed our factory overhead for the first time in more than two years. Our margins continued to be unfavorably impacted by lower than optimum production levels. Total Operating Expenses for the fiscal fourth quarter decreased by approximately $600,000 from fiscal third quarter. This was due primarily to non-cash charges for Variable Accounting for Stock Options of approximately $700,000 that were incurred in the third quarter but did not repeat in our fourth quarter.

In our guidance for the quarter we had indicated that Operating Expenses would likely increase in a range of two or four to six percent but that guidance included the stated assumption that charges for the Variable Accounting for Stock Options would remain the same as in the fiscal third quarter. However, our stock price decreased from quarter to quarter creating a credit of approximately $100,000 instead of the charge of $700,000 that we had in the third quarter. Excluding the non-cash activity on the Variable Accounting Operating Expenses were up about $200,000 from our fiscal third quarter an increase of approximately 2% - still better than our guidance. This increase was less than expected and was related primarily to the timing of the spending on R&D Programs.

The net loss for the fiscal fourth quarter 2004 was $1.8 million or negative 5 cents per diluted share, which was better than our guidance range of negative 7 cents to negative 12 cents per diluted share. This compared to a sequential net loss for the fiscal third quarter of $1 million or negative 3 cents per diluted share. However, excluding the benefit of approximately $3.7 million of net income recognized from the ending of the Development Program mentioned earlier comparable net loss from the sale of our Standard Products and Services for the fiscal third quarter was $4.7 million or negative 13 cents per diluted share.

Net loss for fiscal year 2004 was $18.1 million or negative 56 cents per diluted share compared to a loss of $133 million or negative $4.69 per diluted share for fiscal year 2004. The fiscal year 2003 results included non-cash charges of $67.4 million for the write off of goodwill and other intangible assets originating from the January 2002 acquisition of Sensys Instruments Corporation. It also included $9.6 million recorded during the year as additional reserves for obsolete and excess inventory. There were no comparable charges in fiscal year 2004.

Turning to the balance sheet - cash and short-term investments totaled $23.9 million at March 28, 2004 and that was an increase of $1.4 million from the $22.5 million reported as of December 28, 2004 and also compared to $22.6 million reported at the end of September 28, 2003. This increase was in line with our guidance - cash positive for the fiscal fourth quarter and the second half of the fiscal year. Even with higher billings our Accounts Receivable decreased by approximately $200,000 and days sales outstanding improved from 49 days from 61 days in each of the two previous quarters and compared to 106 days for the fiscal fourth quarter of 2003.

Net inventory increased by approximately $400,000 - the first increase in more than a year due to primarily to increased purchasing of parts to accommodate the shift in mix to 300-Millimeter Products and the increased Manufacturing and Sales volume. However, we continue to use previously reserved 200-Millimeter inventory resulting in a decrease in the total gross inventory of $1.1 million in the fourth quarter. This brings the total deduction in gross inventory for the fiscal year to $13.4 million 34% better than our targeted $10 million reduction.

I'll come back later to discuss the guidance looking forward but now I'll turn the presentation back over to Boris.

Boris Lipkin: Thank you Ray. As you can just look, our company made meaningful progress during fiscal year 2004. I believe it is meaningful to us, our shareholders and our customers. It is even more significant because we started our recovery process even before any indication of industry changes. On our customer front we continue to increase our engagement with customers. We (unintelligible) sustainable level of booking. We substantially increased our total number of customers worldwide - our customer base increased from 29 in fiscal year 2003 to 39 customers in fiscal year 2004.

Eight of the ten largest spenders are currently on our customer list. Our technological leadership in Metrology arena is international recognized - you can see this from the acceptance of our two latest products during fiscal year '04. Our new production shipment includes the latest generations Therma- Probe XP for IMS Web Applications as optical Real Time Critical Dimension Product Family. Our Advanced Stand Alone Products, which includes the latest versions of Therma-Probe and Opti-Probe, represent approximately 50% of our total system booking in fiscal year 2004. Our Advanced Products continue to receive positive feedback from our customers.

All of our new products are in keeping with our desire to stay at the forefront of technology leadership in Metrology for the Semiconductor Industry. The distribution of bookings activity in fourth quarter fiscal year '04 is another area of significant accomplishment. We achieved a broad penetration across the global semiconductor universe. In particular our company demonstrated successful penetration effort in strong growth area such as China and Taiwan - 75% of total bookings came from Asia not including Japan, which means Taiwan, China, Korea, Singapore - 8% came from Japan, 4% from Europe and 13% of total bookings came from United States.

Overall for the fiscal year 43% of bookings came from Asia excluding Japan - 31% came from Japan, 11% came from Europe and 15% came from United States. Also 60% of total systems booked during the year represent 300- Millimeter business. Our book to bill ratio in fourth quarter fiscal '04 finished at essentially one. I'm not discouraged by this - keep in mind that in prior quarter we had reported a significant increase in bookings by 89% and with substantial increased shipments by over 28% in the fourth quarter, which further impacted our book to bill ratio. This demonstrates our ability to maintain a sustainable level of increased bookings.

By far the most impressive piece of news for me is the continued support we'll see from our customers in Asia, Europe, Japan and the United States. We can never be satisfied but it is important to know that our customers believe strongly in our ability in technology. Their support is very important is very important to us and it is a pride we will protect. I see this as recognition by our customers that our company is making progress and moving in direction that position us to provide them, our customers, with the product and services they will need in the future.

In my fourth quarterly call as a CEO I identified inventory controls as a key component in returning the company to success. In the last quarter we continued to make improvements in this area - we reduced our gross inventory by $1.1 million in fourth fiscal year '04. Our overall gross inventory was decreased by as much as $13.4 million in fiscal year '04, far surpassing out goal of achieving our goal of a $10 million decrease. In addition we continue to manage our Operating Expenses in line with business conditions. I added Operational Excellence as a fourth goal in third quarter of fiscal year '04. Our commitment to achieving the highest possible operational efficiency will greatly impact our strategy to return to profitability. The employees and management have worked diligently and responded positively to my challenge.

Continuous improvement has been made - install time for new products is stable and we demonstrated a 4X improvement over the previous year. Positive productivity as a whole is also increasing with consecutive quarters of progress. In Q2 fiscal year '04 the factory through put rate increased by 33% over preceding quarter. That rate increased by as much as 34% in Q3 and an additional 29% in Q4. I talk about two categories - installation time and factory productivity. We still have more work to do, particularly in the area of cycle time and other cost reductions, which will help us achieve our goal of productivity.

One of the biggest challenges and most meaningful accomplishments has been returning the company to a cash positive position. I am pleased to report we ended Q4 fiscal year '04 cash positive increasing our cash by $1.4 million. In contrast we ended Q4 fiscal year '03 cash negative $11.8 million and haven't reduced cash by $44 million in full fiscal year '03. So returning a healthier cash position in fiscal year '04 was extremely critical. Our company enters the year having increased our cash position by $9.1 million for full fiscal year 2004. We remain committed to continue to manage and stay focused on our cash position during fiscal year 2005.

A very important area for positive news is our gross margin story. We fully realize that without achieving desirable margins it will be difficult to achieve profitability. When excluding margins from a development program that ended during our fiscal third quarter, gross margins averaged 41% for that quarter. We improved them to comparable margin of over 43% in fourth quarter of fiscal year '04. We ended fiscal year '03 with negative 12% gross margins - we improved fiscal year '04 to gross margin of over 41%. This is a major step forward for the company. Again we have made incremental improvement - quarter by quarter and year over year.

We are far from our target. As a company, we made a strong commitment to continue to increase our margins to support our goal to become profitable in fiscal year 2005. If you were to ask our employees - what is our number one goal? I doubt you will hear anything but reach profitability. By far our biggest goal in fiscal year 2005 will be returning the company to profitability. While we continue to lose money we have made improvements each quarter, reducing our losses substantially. In Q4 of fiscal year '04 we achieved a net loss of $1.8 million compared to $4.7 million in previous quarter. We ended fiscal year '04 with a net loss of $18.1 million greatly reducing our losses from the $133.6 million the company sustained in fiscal year '03.

One more time - I do not want to leave the impression that we are pleased with these results because we are not. However, as you can see we are determined more than ever to return the company to profitability in speedy manner. By stabilizing the company during the past fiscal year we build the foundation for this return. At this time I will return things back to Ray who will provide you financial guidance.

Ray Christie: Thank you Boris. As we indicated in our press release we expect a fiscal first quarter of 2005 revenues to be up in a range of 8% to 12% from the fiscal fourth quarter of 2004. Book to bill is expected to again be at least 1.0 for the fiscal first quarter. We believe mix will continue to change toward more 300-Millimeter product and pricing pressures, though lessening will continue slowing margin improvement. As a result we anticipate gross margins again to be in the low to mid 40% range in our first quarter.

Operating Expenses are expected to increase by about 5% over the previous quarter due primarily to increased development project costs in R&D and higher sales commissions and expenses related to the survey and Sarbanes Oxley act. All of our expense estimates exclude non-cash charges that may or not be incurred for Variable Accounting for Stock Options - we simply cannot estimate that expense, which is dependent on the price of our stock at the end of the quarter and which ranged from a high of over $900,000 for the fiscal third quarter of 2004 to low of negative $150,000 in the fourth quarter just ended.

As a result of these elements we expect the fiscal first quarter net loss excluding any charges for Variable Accounting for Stock Options to be in the range of negative 3 cents to negative 6 cents per diluted share. We continue to believe that we can achieve profitable operations later in this fiscal year aided by expected further improvements in orders and shipments and a growing benefit from ongoing cost reduction efforts. As mentioned earlier our net inventory increased in our fourth quarter for the first time in more than a year. We believe that growth in new orders in revenues and continued mix going toward more 300-Millimeter products will increase inventories further and that trade receivables will also begin to increase beginning in our first fiscal quarter.

We expect this trend to continue at least through the first two quarters of our fiscal 2005 and to require an investment in net working capital of $2 million to $4 million in our first fiscal quarter and possibly some more in the second quarter. We do not expect any further cash infusion to fund this working capital growth, however, and we have a line of credit available through our bank if it's needed. And now I'll hand it back to Boris.

Boris Lipkin: Thank you again Ray. Ladies and gentlemen I believe we undertook a course of action at the beginning of fiscal year 2004 that started producing the expected results. I will finish now. Look, I joined this company little over a year ago. Thanks to the responsiveness of our employees the support of our board, and the faith of our shareholders we're moving forward. Also thanks to our competitors for keeping us on our toes, but most importantly thanks to the continued commitment and confidence our customers continue to show in us and our technology, we are succeeding, our team is working - our technology leadership is shining again our customers believe in us again. Our cash position has stabilized, our losses have continued to be reduced significantly every quarter.

Our gross margins have continued to improve every quarter - our orders activity continues to improve. We are more confident in ourselves and have been more focused and productive each quarter. In effect fiscal year 2004 was a substantial improvement over the previous year and confirm that our company is headed in the right direction. I would like to repeat one more time it does not mean that we are satisfied yet but for now we are for the most part pleased with our fiscal year 2004 report card. A new set of challenges present themselves and I am confident we will tackle them with even more energy and success we showed in 2004.

Because we have the right attitude - we have the right product and we are committed to succeed. Ladies and gentlemen the company is focused in singular direction with a strategy intent and a strong desire to succeed. We have set the conditions for our company to succeed in achieving its number 1 goal in fiscal year 2005 and our goal is return company to profitability. Thank you and now we will open the call to questions.

Operator: At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from (Mike Marshall) with Needham and Company.

(Mike Marshall): Boris first of all let me congratulate you and the rest of the management team on the turnaround that you've orchestrated in your first year at the company. I think the results are commendable and they certainly speak for themselves and I know the investors appreciate it. I've got two questions that are really I think issues of amplification here - one is - relates to gross margins. You just guided towards gross margins at least in the first quarter again in the low 40's and obviously a goal is to improve those margins. How specifically can you improve gross margins in the near term?

Boris Lipkin: Thank you (Mike) for the compliment and recognition and gross margin is very difficult question. I always anticipate this question and I am always afraid to answer this question. First of all we have fully recognized the need to improve our gross margins in order to bring company to profitability. We have several internal initiatives right now, which already demonstrate helping us to improve gross margins. We have a cost reduction program across the board, we are improving and modifying our relation with our supplier base, we work on the cycle time reduction, we try to improve mix of our product - we try to increase our revenue as Ray pointed out - first time in over two years we have full absorption of our factory overhead, which also help us to improve bottom line.

In another area- as you can imagine it depends on the product family - gross margin vary from product to product. It's better for more mature product and its more challenging for more advanced product which we try to accelerate improvement of gross margins significantly. And another challenge that we're facing right now - our ability to make improved profitability and gross margins of our service and spare parts business. If you look we increased business dramatically and our service still represents substantial part of our business and honestly this is area, which needs additional improvement.

(Mike Marshall): Now let me ask you one other question before I give it up to other folks here and again I think this is a bit of an amplification here but - returning to the book to bill ratio - I know you're never satisfied but are you happy with a one to one book to bill ratio at this point?

Boris Lipkin: Saying I'm happy will be the wrong answer. I am not, you know me well - I think the sky is the limit but I am not discouraged with results we achieved during last quarter and as I mentioned first of all please keep in mind that we finished December quarter we increased - we got the highest increase in the industry of 89% in December quarter. What happens in March quarter? First of all we increased our revenue by approximately 29%, which also make it more difficult to maintain high book to bill ratio but we managed to end this quarter with book to bill essentially one. It is a good testimony that we managed to sustain level of booking we achieved in previous quarter. So with increased revenue generally speaking I am pleased I am not satisfied but I am pleased and I'm not discouraged.

(Mike Marshall): Thanks very much.

Operator: Our next question comes from (Christina Osmena) with Private Investor.

(Christina Osmena): Hi yes Boris I just wanted to follow up a little bit more on the issue with the orders. You seem to have reached a little bit of stable level here and I wanted to know what kind of implications you might read into this into what the activity levels are in the broader market. Clearly you had your breakout quarter in terms of orders last quarter but are there implications here - is the market stabilizing at this level or are we going to, you know, is there another re-acceleration that we can hope to see?

Boris Lipkin: (Christina) I wish I could answer this question. It's a million dollar question - what we can see right now it's a lot of interest in marketplace for particular advanced products. For more mature products its very short turn around because (unintelligible) and they come basically every week. So they do not represent general market conditions. It's primarily to do with capacity buys as they come very quickly and we handle them very quickly. However, most Advanced Products particularly when people go to 90 millimters and 65-Millimers and start looking at business for 45-Millimeters we have a lot of dialogues going on with our customers.

I know product positions very well - we know anticipated business coming from major customers who is in different investment stages of their activity. We are not losing business - what we have is lots of products right now in evaluation stage at customers - how stable business is going to be its very difficult for me to predict right now.

(Christina Osmena): Okay - earlier during the prepared comments Ray mentioned that something about some orders that you had expected this quarter that have moved out into possibly the June quarter. Could you go into a little further detail about that? Was that a push-out of a project or was it just the timing and negotiations, what happened there?

Ray Christie: Just early timing - you know you're guessing - you're always guessing at the list you have, you keep a list of expected orders that we are looking at every quarter and you know the previous quarter we had the same kind of situation. We didn't know whether we were going to have a booming quarter or just a good quarter and the timing was such that we had a booming quarter up 89%. This time, some of the orders that we had on our list - the timing moved out a little bit. There's no magic solution to predicting it I don't think.

(Christina Osmena): If that's - if those orders are taking place this quarter, would your orders have been flat to up this quarter?

Ray Christie: We could have been up.

(Christina Osmena): Okay and you said that those orders moved out into the June quarter - is that correct?

Ray Christie: They moved out - its again you're kind of guessing at when they're going to come in - we're pretty confident we'll get them. In fact I think we got one of them yesterday.

(Christina Osmena): Okay all right.

Boris Lipkin: We hope they move to June quarter but you never know - ask me in July.

(Christina Osmena): Okay now you gave us a breakdown and I wasn't able to get - I don't think I got the numbers perfectly but you gave us a breakdown of your orders in the quarter by region and I noticed here that you had Japan representing about 8% for the order book and that's just below the average for the year and Japan has been said to be one of the stronger drivers of orders in the first half of the year. So could you talk about the severity there and what your strategy is for pursuing the Japanese market?

Boris Lipkin: (Christina) as always you're absolutely correct. For fourth quarter Japan represent 8% of our overall business, however, for entire year Japan represents 31%. And if I put it in perspective, during fiscal year '03 Japan represented 11% of our business and during fiscal year '04 Japan represents 15% of our business. But if I put in perspective I am not overwhelmed with our position in Japan. I think we have a lot of homework to do and a lot of improvement can be and will be demonstrated in Japan and just to support this point I'm taking tomorrow morning flight to Japan.

(Christina Osmena): Okay. Have you outlined your strategy internally Boris for being able to pursue this market?

Boris Lipkin: Absolutely.

(Christina Osmena): Okay. All right final question here - during KLA's Conference Call they had mentioned that they had made some progress in penetrating the market with their MetriX 100 and this tool has been normally thought to have addressed the thin film metrology market for metal films and they had made a comment at the call that this was also being used to measure shallow implants. So I wanted to hear how you viewed this tool perhaps as a competitive tool for Therma-Probe and whether or not you're seeing it in the market place at all?

Boris Lipkin: You know what, I was so busy with my own activity I didn't have a chance to participate and listen to KLA's call. After your comments, I'll go back and try to replay the KLA call just to get a better understanding and I'm definitely going to talk to our marketers. But my golden rule, I never talk about our competitors or their strategy - let them speak. I'm going to talk only about what we have done, what we accomplished and what we plan to do. I think we - I am pleased right now with our position in the market place with our Therma-Probe Product family particularly as I mentioned earlier 630XP it's definitely a winner. This product is getting excellent penetration throughout the semiconductor world and there is always room for competition. We welcome competition make it stronger in helping our customers to succeed. Let the best man win.

(Christina Osmena): Final question Boris then - what's your breakdown in bookings between service and systems? You usually give that.

Boris Lipkin: (Unintelligible).

Ray Christie: It's running a little better than a third - its been a little better than a third in the CS area but that's dropping off as our volume is going up, its dropping off pretty sharply and I think it was 23% c/f last quarter service and parts.

(Christina Osmena): Okay thank you.

Boris Lipkin: Good to hear from you (Christina) good luck to you.

(Christina Osmena): Thank you.

Operator: Your next question comes (Suresh Balaraman) with Think Equity.

(Suresh Balaraman): Yes, good afternoon guys. Can you guys give us a sense of which regions would be showing strength over the next couple of quarters and in particular, how do you think demand will shape up for you in the next fiscal year? Thanks.

Boris Lipkin: Very good question. Right now we see as result of last quarter we see a lot of activity in Asia. However, in the next couple of quarters I think on the radar screen, on my crystal ball I see a lot of activity, continued activity in Asia. However, I see some pickup maybe in Europe and in the United States. Again I'm talking a couple quarters outlook.

(Suresh Balaraman): And in terms of Japan, the pattern kind of changes on a year to year basis - in the next few quarters where do you think you're penetration is likely to be, more on the DRAM side or some of the logic guys that are ramping 130 and 90 nanometers?

Boris Lipkin: I don't want to be specific about product where we're going to penetrate in terms of customers product but I tell you for sure I'll focus primarily on 90 and 65 nanometers- no matter what. Because our product generally speaking is suitable to address memory logic and ASIC project.

(Suresh Balaraman): Okay great and going back to the margin question - when I look at your net PP&E of $4.5 million and look at the depreciation of $800,000 per quarter I mean it seems like over the next four to five quarters you pretty much have very little to depreciate, which will translate into three to four percentage points in gross margin as a plus. I was looking for your thoughts on that and also give us a sense of what your CAPEX and depreciation will be for fiscal '05.

Ray Christie: It dropped off - you know, our total depreciation and amortization was - well depreciation was about $4.5 million for last year but it was just a little bit below - it was below $1 million in the fourth quarter and the reason for that is that we didn't buy anything all last year, our capital spending was just practically nothing. And going forward in the coming year I don't expect to see it increase very much because just prior to this downturn actually going into the downturn we made some capital investments including expanding our clean room - more than doubling the size of our clean room.

In fact we spent several million dollars on that and we really - we're set to go into this up cycle, we don't need very much more in capital. We used some test equipment and most of the equipment used for test was equipment we make ourselves.

(Suresh Balaraman): So is that the right way to rate it that you may have a few percentage points upside to your gross margin?

Ray Christie: Well there is not going to be a lot of upside to where we were in the fourth quarter and its because we're getting down to a point where most of the capital items being depreciated are those that aren't going to depreciate out in the short term, particularly that clean room that I mentioned.

(Suresh Balaraman): Okay. Any new customers or customers that came back after a long time either in last quarter or the quarter that we are in right now?

Boris Lipkin: Last quarter - I'm sorry I did not mention, usually I mention during the call. I mentioned that we increased total number customers from year to year from 29 to 39. In Q4 we got business total from 15 customers, where 5 of them were new customers during the fiscal year. So we are continuing to increase the list of our customers globally.

(Suresh Balaraman): Okay and on a more broader sense or even I think customers were kind of worried about the company a couple of years back but is that issue even cropping up now a days or are we past the stage when we no longer have to worry about that in your dialogue with your customers?

Boris Lipkin: I think customers should constantly keep eyes open on supplier performance, it doesn't matter what size of supplier. But from my activity, and I spent a lot of time meeting face to face with customers around the globe, I sense that their worriness right now reduce substantially and the fact that they placed asubstantial high level of business we have is also good testimony about their confidence in us.

(Suresh Balaraman): Okay thanks a lot guys.

Boris Lipkin: Thank you.

Operator: Your next question comes from (Adam Smith) with Galleon.

(Adam Smith): Hi Boris congratulations - quick question on your break-even point. You said in the press release that you'd forecast that later in the year, can you go into a little bit more detail about what particular levels of revenue or bookings that you need to hit to accomplish that?

Boris Lipkin: Oh (Adam) very good question. As I told (Mike) when you ask about gross margin - I'm going to try to answer this question. As you can imagine break-even point for us where, and its very difficult in our case where we have multi product family one divisional company to give it straight answer because it a lot rely on the mix, a lot of rely on our absorption level a lot of rely on our gross margin we can achieve on individual product lines, total volume of revenue. How much product to make and in cost reduction - I just try to use number what we presented in during Ray's address.

From quarter to quarter looking third quarter and fourth quarter we increased revenue on apple-to-apple comparison on non-GAAP basis. We increased revenue by $4.3 million at the same time we reduced our losses by $3 million. You see the point I try to make - it's very difficult to predict right now our visibility - we have very healthy backlog. But again with visibility still no more than two quarter and tell you today solid model - what is our absolutely accurate number to break even, I'm having difficulty. Difficulty with all my due respect not because I try to hide the number from you - I hate to tell you something, which we would not be able to deliver. I can tell you for sure with all my heart that we'll do everything to move break-even point as much as possible to the left and record profitability as soon as possible.

(Adam Smith): Okay fair enough thank you Boris. You mentioned in your prepared remarks that Opti-Probe and Therma-Probe were about 50% of the bookings for the fiscal year - can you give us a little more granularity on what they were as a percentage of bookings this quarter and going forward what they'll be?

Boris Lipkin: I'll try to remember number - looking forward, our Advanced Product - looking right now we've got three different product family basically, it's a Legacy product which we combined together Opti-Probe and Therma-Probe and again they support all the generation of technology and primarily people buying, smaller customers or capacity buys. Second product family is Integrated Metrology Module, which we start to see some activity picking up in this part of the business because its primarily for 65-Millimeters and below and biggest portion of activity comes from Advanced Product which is Therma-Probe and Opti- Probe.

And while I'm talking to you I'm looking for some information I have in front of me, hopefully. If I'm looking in fiscal year '03. Therma-Probe Advanced Product represents about 44% of our system bookings and in fiscal year '04, Advanced Therma-Probe represents 60% of our overall system bookings. Our Advanced Products were Opti-Probe from year to year increased almost by 45% and please keep in mind, I did not mention this, but if I do booking, system booking comparison within fiscal year '03 and fiscal year '04, our system bookings alone increased in dollars by more than 100%. So it is a very substantial increase in new product.

As I mentioned earlier eight of biggest spenders - eight out of ten biggest spenders buy product from us - biggest spenders are primarily spending money right now for Advanced Technology 300-Millimeters and it is very encouraging news for us.

(Adam Smith): Okay. Congratulations on getting your cash to be positive this quarter and Ray one question for you - I also noticed that your Accounts Payable had a big sequential change. Can you just make a comment on what's going on there?

Ray Christie: Well its just that as I mentioned when I was talking about the guidance - we're buying more now because with the 300-Millimeter so toward the end of the quarter we had a pretty uptake of materials coming in for that. And that trend will continue for at least a couple of quarters.

(Adam Smith): Okay well terrific well congratulations guys you've done a terrific job this year.

Boris Lipkin: Thank you (Adam).

Operator: Our next question is from (Ann Young) with Needham and Company.

(Ann Young): Good afternoon gentlemen I just have a couple questions for you. One is - I guess you talked about cash consumption as you continue to grow in 2005 but I assume that you will be consuming cash for working capital and are you concerned about depleting your cash reserves?

Ray Christie: Well I - (Ann), this is Ray - I don't think we have a cash consumption that's so serious that we're that concerned about I mean obvious that we're going to have to be careful and manage our working capital and needs very carefully. We are likely to use some cash and putting it into working capital during this coming quarter - I said $2 million to $4 million in my comments and you know that coming off of $23.9 million that certainly doesn't take us down to a level that's critical by any means. If we do have to have some cash I can borrow I do have a line of credit available to us.

Boris Lipkin: But also (Ann) I'd like to add to Ray comments - it's two reason you can consume cash. First of all to buy additional inventory to support growing demand in your revenue and second one - your inability to manage business. I'm glad that we need to consume cash to increase our inventory. We reduced during last fiscal year - we reduce our inventory dramatically and primarily we depleted our 300-Millimeter and we at the same time we increasing our business - we increasing revenue every quarter and its primarily getting more dominated by 300-Millimeter. So we have to consume cash to buy these parts. Also, on a different note - please notice our days sales outstanding- from over 100 days we're down to 49, which means we can turn system to customer and collect cash more rapidly.

So we don't see this as a long-term impact - I think we can manage this very quickly and as soon as we bring company to profitability I don't think it's going to be issue for us. As far as manage our expenses - I think as a company, as entire management team we've done a very creditable job. We reduce our expenses from over $70 million a quarter down to $10 million a quarter basically on double side of our revenue and we're feeling comfortable that we learn how to manage our expense side of the business and investments in spare parts I wish- was our biggest problem. We know how to deal with it so I think we have enough cash to sustain and bring company to profitability.

(Ann Young): Okay great and just one last question - Boris given that you've been CEO for the past fiscal year can you discuss how the booking distributions look in terms of region and customer has changed for the last couple years?

Boris Lipkin: Good question and thank you for question. As I just try to answer (Adam) question - first of all, first and foremost, the most noticeable change in booking activity compared to last two years we increased more than 100% in dollars our system bookings. And if I'm looking at distribution and I'll try to remember last numbers, I just did a comparison yesterday - if I'm looking at distribution between 2003 and 2004 it was a chunk of the business for each of the country increased because overall business increased but most noticeable increases happens in Korea - we increased from 1% in Korea in fiscal year '03 to more than 7% in fiscal year '04.

We increased our market share in Taiwan and most noticeably during fiscal year '03 we did not have any booking activity in Europe and during fiscal year '04 our booking from European region represents almost 10%. So this is biggest noticeable difference - overall Asia its maybe couple percent different but we had with Europe and we maintained almost the same percentage everywhere but we substantially double sized our booking activity in the system.

(Ann Young): Okay can you talk about the change in customers booking concentration?

Boris Lipkin: Change in customer - first of all we increased our customer leads from 29 to 39, we had 10 additional customers. Every customer is important - very noticeable, most noticeable changes during fiscal year '04 - several customers - one very important customer who start buying again from us for both area of their business. Customer in the United States - very important customer in foundry business in Taiwan is buying Advanced Products from their advanced needs. And very important in Korea we are in process to reposition ourselves customer who stop buying from us for couple years and right now I think we are welcome there and its extremely important for us, tactically and strategically. And the fact that this customer start believing in us you don't know how much it means to us.

And one of the International - we just put press release about a week ago one other customer who got very good presence in Europe and in Asia moved very high on our overall list in terms of amount business we're getting from these customers. So from customer point of view I am very pleased with activity we accomplished during this year and hopefully by the end of fiscal year '05 we can increase least of 39 to a higher list.

(Ann Young): Okay thank you gentlemen.

Boris Lipkin: Thank you (Ann).

Operator: Your next question comes from (Orin Hershman) with Ohio Investment Group. Mr. (Hershman) your line is open. There is no response from Mr. (Hershman's) line.

Your next question is from (Scott Turkle) with Turkle Investments.

(Scott Turkle): Well congratulations on your first year Boris.

Boris Lipkin: Thank you (Scott).

(Scott Turkle): I guess just to circle back to somebody else's big picture question - I know it is the $64 question, but in terms of industry going forward given the fact that you are in the I guess a part of the cycle that is the sweet spot of the cycle going down the geometry curve - can you discuss what kind of applications your customers are using the equipment for and how much and you know in terms of duration how long do you think that'll take before people get what they need - are able to implement in volume production?

Boris Lipkin: It' a difficult question (Scott) for me to answer - in terms of introduction to volume production. Usually it takes before our product that goes to mass production it takes about six to nine months from moment we introduce product to customer before they really use it to mass production use from my experience. What type of application? - it's difficult for me to answer this question I'd have to talk to our application folks and marketers and sales folks but right now maturity Advanced Products goes to 90 and some of them goes to 65.

(Scott Turkle): I guess the question is this more of a market acceptance that you're seeing on the memory side or the logic side or ASIC side - I mean is it across the board?

Boris Lipkin: Answer is across the board.

(Scott Turkle): Great thank you very much Boris.

Boris Lipkin: Thank you (Scott).

Operator: At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad.

Your next question is from (Orin Hershman) with Ohio Investment Group.

(Orin Hershman): Hi I apologize if I fell out of the queue. Boris you talked a lot about the bookings on the call - can you talk about spends that you know since the quarter closed? I know you mentioned increased activity - is that beginning trend setting for bookings as well?

Boris Lipkin: Yes (Orin), yes as Ray pointed out we just - I didn't know yet but he just surprised me - we just got some bookings yesterday and we are in ongoing dialogue with several customers around the world right now and we're expecting this quarter to be good. It's maybe not that 1.5 book to bill but we'll do whatever we possibly can to no disappoint you guys.

(Orin Hershman): Okay thank you.

Operator: At this time I'm showing no further questions. Mr. Lipkin do you have any closing remarks.

Boris Lipkin: Absolutely. First of all in beginning of this call operator told me we got 35 live participants - I think by the end of this call this number increased and its a testimony that people started paying attention to us and people interesting in what we been doing and what we plan to do in future. It's been heck of a challenging year and I just wish next year will be even more challenging. Thank you for your support. Good bye.

Operator: Thank you this concludes today's Therma-Wave Quarter 4 earnings conference call. You may now disconnect.

END